Exhibit 10.4

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
CREDIT CARD PROGRAM AGREEMENT
BETWEEN
BARCLAYS BANK DELAWARE
AND
THE GAP, INC.
OLD NAVY, LLC
BANANA REPUBLIC, LLC
ATHLETA LLC

i

TABLE OF CONTENTS
(continued)

5.24	Program Card Reissuance	20
5.25	Similarly Situated Portfolios	20
5.26	Comparable Retailer Programs	20
ARTICLE VI.	PROGRAM GOVERNANCE AND MANAGEMENT	20
6.1	Joint Management Committee	20
6.2	General Managers	20
6.3	Barclays Personnel to Support the Program	20
6.4	Dispute Resolution	21
6.5	Compliance Responsibilities	21
6.6	Reports	21
ARTICLE VII.	INFORMATION USE AND SECURITY	21
7.1	Definition of Confidential Information	21
7.2	Use of Confidential Information	22
7.3	Program Information and Gap Customer Data	22
7.4	Data Security	22
7.5	Non-Public Personal Information	24
7.6	Post-Termination Destruction	24
ARTICLE VIII.	OWNERSHIP AND LICENSING OF INTELLECTUAL PROPERTY	24
8.1	License to Gap Marks	24
8.2	License to Barclays Marks	25
8.3	Other Intellectual Property	25
8.4	Ownership of Accounts; Account Documentation	26
ARTICLE IX.	FINANCIAL TERMS	26
ARTICLE X.	REPRESENTATIONS AND WARRANTIES	26
10.1	Organization	26
10.2	Authorization, Validity and Non-Contravention	26
10.3	Additional Representations, Warranties and Covenants	26
ARTICLE XI.	INDEMNIFICATION & LIMITATION OF LIABILITY	27
11.1	Indemnification Obligations	27
11.2	Notice of Indemnification Claim	28
11.3	Right to Control Defense	28
11.4	Cooperation	28
11.5		28
11.6	NO WARRANTIES	29
11.7	Liquidated Damages	30
ARTICLE XII.	TERM AND TERMINATION	30
12.1	Term and Expiration	30
12.2	Initial Program Period Renewal	30
12.3	Termination By Barclays	30
12.4	Termination By Gap	30
12.5		31
12.6	Effect of Termination	31
12.7	Program Assets Purchase Right	31
ARTICLE XIII.	MISCELLANEOUS	31
13.1	Entire Agreement	31
ii

TABLE OF CONTENTS
(continued)

13.2	No Waiver	31
13.3	Severability	31
13.4	Counterparts	31
13.5	Incorporation by Reference	31
13.6	Drafting	31
13.7	Public Announcements	31
13.8	Assignment	32
13.9	Successors and Assigns	32
13.10	Subcontractors	32
13.11	Notices	32
13.12	Governing Law	33
13.13	Force Majeure	33
13.14	Taxes	33
13.15	Survival of Obligations, Rights and Remedies	34
13.16	Independent Contractor	34
13.17	Specific Performance	34
13.18	Further Assurances	34
13.19	Third Parties	34
13.20	Credit Reporting Agency	34

iii

CREDIT CARD PROGRAM AGREEMENT
THIS CREDIT CARD PROGRAM AGREEMENT (this “Agreement”) is made as of the 8th day of April, 2021 (the “Effective Date”), by and among The Gap, Inc., Old Navy, LLC, Banana Republic, LLC and Athleta LLC (collectively, “Gap”), on the one hand, and Barclays Bank Delaware (“Barclays”), on the other hand.

BACKGROUND
1)    Barclays desires to issue credit cards branded with Gap Marks to Gap Customers and establish associated open-end consumer accounts; and
2)    Gap desires to participate in a program whereby Barclays will offer and service open-end consumer credit card accounts in the Territory to Gap Customers and through Gap Channels (such program, the “Program”).
NOW THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, and other good and valuable consideration provided for in this Agreement, Gap and Barclays agree as follows:
ARTICLE I.
DEFINITIONS
1.1    Definitions.
For the purposes of this Agreement (including the Background and the preamble preceding this Article I) and except as otherwise specifically set forth herein, the following capitalized terms shall be defined as hereinafter set forth:
“Account” means an open-end revolving consumer credit account established by Barclays under the Program whereby a Cardholder may finance purchases of merchandise or services on credit pursuant to the terms of the Cardholder Agreement.
“Account Documentation” means with respect to an Account, any and all documentation in tangible or intangible form relating to such Account or processing an Application for an Account, including Program Card mailers, Applications, Cardholder Agreements, Account statements, credit records, checks and stubs, receipts, credit bureau reports, adverse action notices, change of terms notices, Cardholder service communications and any other disclosures required under Applicable Banking Law. For clarity, “Account Documentation” does not include the Program Card form factors or Marketing Materials.
“Affected Party” has the meaning set forth in Section 7.4(b).
“Affiliate” means, with respect to a Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to a Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Annual Marketing Plan” has the meaning set forth in Section 3.1(a).
“Applicable Law” means all federal, state and local laws, regulations, rules and ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Government Authority and the rules, regulations, orders, written interpretations, guidance, licenses and permits of any Government Authority that, in each case, apply to the Program, the business and operations of a Party, or the performance of a Party’s obligations under this Agreement.
“Applicable Banking Law” means all Applicable Law, whether of specific or general application (such as laws related to unfair or deceptive acts or practices), related to Barclays or to the Applications, Program Cards or Accounts, including their marketing, solicitation, establishment, use, servicing or collection; provided that “Applicable Banking Law” shall not include any Applicable Law that is solely applicable to Gap.
“Applicant” means a natural Person that commences the process to apply for an Account under the Program.
“Application” means the form made available by Barclays to an Applicant to apply for an Account.
“Back Book Assets” means the Gap Mark-branded credit card accounts (co-branded and private label) maintained by Synchrony Bank and in effect as of the Back Book Conversion Date, together with associated receivables, account documentation, transaction histories, BIN Identifiers, and any additional data or assets sold by Synchrony Bank to Barclays pursuant to the purchase and sale agreement between Synchrony Bank and Barclays, except the following credit card accounts shall be excluded: [***].
“Back Book Conversion Date” means the target date of [***], or such other target date that the Parties mutually agree is the target for completing Barclays’ acquisition of the Back Book Assets and the conversion of the associated credit card accounts to the Systems Barclays uses to operate the Program.
“Barclays” shall have the meaning set forth in the first paragraph of this Agreement.
“Barclays Indemnified Parties” has the meaning set forth in Section 11.1(b)(i).
“Barclays Marks” means any trademark, service mark, or name owned by or licensed to Barclays (except for Gap Marks) and used by Barclays in connection with the Program.
“BIN Identifier” means each bank identification number or Interbank Card Association number licensed by the Network to Barclays in connection with the Program.
“Brand Acquirer” has the meaning set forth in Section 2.7.
“Business Day” means any day, except Saturday, Sunday, federal holidays, or a day on which Barclays is closed.
“Cardholder” means any natural person to whom a Program Card has been issued pursuant to the Program.

“Cardholder Agreement” means the agreement governing usage of the Account and Program Card between each natural person, as the obligor, and Barclays, as the lender, in accordance with Applicable Law.
“Cardholder Indebtedness” means all amounts owing by Cardholders with respect to an Account (including finance charges, late fees and other similar fees and charges), whether or not billed, less the amount of any payments received, any credit balances owed to Cardholders, including any credits associated with returns, including returns of Gap Goods and Services, and similar credits and adjustments, whether or not billed.
“Cardholder Terms” means the Purchase, penalty and cash advance annual percentage rates together with fees charged to Accounts for each Program Card product.
“Closing Date” means (a) if this Agreement is expiring pursuant to Sections 12.1 and 12.2, the last day of the Term, or (b) if this Agreement terminates pursuant to Sections 12.3, 12.4 or 12.5, within [***] months following the delivery of a termination notice by either Party.
“Co-Branded Account” means an Account linked to a Co-Branded Card.
“Co-Branded Card” means the Program Card that is branded with a Network mark and enabled for Purchases both within and outside Gap Channels and Cross-Shop Locations.
“Comparable Retailer Programs” means co-brand and private label credit card programs, respectively, for Retailers in the Territory that are comparable to the Program in [***]. The Comparable Retailer Programs as of the Effective Date are listed in Schedule 1.1(a).
“Confidential Information” has the meaning set forth in Section 7.1.
“Cross-Shop Locations” means such digital and physical locations owned or operated by Gap, other than Gap Channels, as mutually agreed between the Parties from time to time.
“Dispute” means any and all disagreements, claims, disputes and controversies between the Parties (a) that arise out of this Agreement or any transaction contemplated by this Agreement (including, without limitation, disagreements, claims, disputes and controversies regarding the interpretation or application of this Agreement or any actual or alleged breach of this Agreement); and (b) with respect to which no Persons other than the Parties to this Agreement and their Affiliates are necessary parties to the resolution process in order for the disagreement, claim, dispute or controversy to be fully resolved and appropriate relief afforded.
“Effective Date” has the meaning in the first paragraph of this Agreement.
“Existing Cardholders” has the meaning set forth in Section 2.5(c).
“Gap” has the meaning set forth in the first paragraph of this Agreement.
“Gap Channels” means physical and digital properties owned or operated by Gap in the Territory that are branded with any of the following Gap Marks or any successor trademark, service mark or name thereto: “Gap”, “Old Navy”, “Banana Republic”, and “Athleta”.

“Gap Customers” means natural Persons who have purchased Gap Goods and Services through Gap Channels for consumer or household purposes or who otherwise use, enter or access Gap Channels or otherwise contact or are contacted by Gap or its Affiliates in connection with their business operations (whether or not such Person makes any purchases).
“Gap Customer Data” means the following: all information, regardless of form or format and whether personally identifiable or aggregated or anonymized, regarding or derived from a Gap Customer, including all transaction, search, experience and purchase information obtained in connection with (i) such Gap Customer using, entering or accessing Gap Channels or making a purchase of Gap Goods and Services, including all line item purchase data collected about such actual or prospective purchases of Gap Goods and Services, or (ii) such Gap Customer applying for membership in or being a member of the Gap Loyalty Program (including in combination with an Application) and any transactions pursuant to the Gap Loyalty Program, in each case in clause (i) or (ii), whether such information is obtained by Gap and its Affiliates independently or from Barclays pursuant to Gap Customer agreement that information is being shared concurrently with Gap.
“Gap Goods and Services” means the products and services sold by or through Gap Channels, including Gap-branded gift cards that can be used to purchase Gap Goods and Services; provided that Gap Goods and Services shall not include any credit insurance, debt protection, credit monitoring or similar add-on products that are ancillary to an Account.
“Gap Indemnified Parties” has the meaning set forth in Section 11.1(a)(i).
“Gap Loyalty Program” means any rewards program that allows Gap Customers to earn and redeem points and other benefits, as such program may be changed by Gap from time to time in accordance with this Agreement.
“Gap Mark” means any trademark, service mark, or name owned by or licensed to Gap or any of its Affiliates (except for Barclays Marks).
“General Manager” has the meaning set forth in Section 6.2.
“Governmental Authority” means any federal, state, county, local, regulatory or municipal government body or court in the Territory having jurisdiction over any of the Parties to this Agreement.
“Indemnified Party” has the meaning set forth in Section 11.2.
“Indemnifying Party” has the meaning set forth in Section 11.2.
“Initial Term” means the period of time commencing on the Effective Date and ending on the day that is ten years after [***].
“Inserts” has the meaning set forth in Section 3.3(d).
“Intellectual Property” means trade names, logos, trademarks, service marks, trade dress, internet domain names, copyrights, patents, trade secrets, know how, and proprietary technology, any other rights with respect to inventions, discoveries, improvements, know-how, formulae, algorithms, processes, technical information and other technology, whether or not subject to statutory registration or protection, and all registrations and applications therefor.

“Joint Management Committee” has the meaning set forth in Section 6.1(a).
“Launch Date” means the date on which Barclays begins to accept Applications.
“Licensed Barclays Marks” has the meaning set forth in Section 8.2(a).
“Licensed Gap Marks” has the meaning set forth in Section 8.1(a).
“Losses” means losses, liabilities, costs, judgments, damages, penalties, fines, fees and expenses (including reasonable fees and expenses for attorneys, experts and consultants, reasonable out-of-pocket expenses, interest and penalties, and the cost of enforcing any right hereunder and the cost of pursuing any insurance providers), settlements, equitable relief, judgments, and damages, claims (including counter and cross-claims, and allegations whether or not proven), demands, offsets, defenses, actions, or proceedings incurred without regard to whether such Losses would be deemed material under this Agreement; provided however, that Losses shall not include any overhead costs that either Party would normally incur in conducting its everyday business.
“Marketing Materials” means any content in any form that references the Program and is distributed to Gap Customers or otherwise used for the purpose of promoting the Program, soliciting an Application or using an Account or Program Card functionality, including website and mobile application advertisements or promotions, Store signage or email or direct mail pieces. For clarity, Marketing Materials shall not include Account Documentation.
“Marketing Template” has the meaning set forth in Section (b) of Schedule 3.2.
“Master File” means all data and records necessary to convert the Program Assets to the systems of the applicable Designated Purchaser(s).
“Net Purchase Sales” means, with respect to Purchases in any given period, an amount equal to (a) gross purchases of goods and services, including applicable taxes and service charges, posted to an Account during such period, minus (b) the sum of credits posted for returned goods, cancelled services, unauthorized or disputed transaction and other credits (such as concessions, discounts and adjustments) on such Account during such period. In no event shall Net Purchase Sales include: (x) annual fees, finance charges and other bank fees or charges posted to the Account (such fees to include, but not be limited to, late fees, return check fees, overlimit fees, credit insurance premiums, cash advance fees, collection costs and administrative fees), (y) cash advances and balance transfers and/or cash advance and balance transfer transaction fees (which include the use of convenience checks), and (z) purchases posted to an Account whose Program Card has been reported lost or stolen and which has not been subsequently replaced or reissued (unless such purchases have been made by the Cardholder of the Account).
“Network” means the payment network through which Purchases outside of Gap Channels or Cross-Shop Locations are authorized and settled.
“Network Rules” means, with respect to a Party, the applicable bylaws, rules, regulations, orders and interpretations, as in effect from time to time, issued by the Network.
“Non-Public Personal Information” means, in connection with the Program, (a) any information that alone, or in combination with other information, relates to a specific, identifiable individual current or former Applicant or Cardholder or can be used to identify such an individual; or (b) any information that is “nonpublic personal information” as defined in Title V, Subtitle A of the Gramm-Leach-Bliley Act, 15 USC §§ 6801 et seq., as amended.
“Operating Requirements” means the written instructions and procedures regarding the operational responsibilities of the Parties in connection with the Program.
“Parties” means Gap and Barclays, collectively.
“Party” means either Gap or Barclays, considered individually.
“PCI-DSS” means the Payment Card Industry Data Security Standards in effect from time to time adopted by the PCI Security Standards Council.
“Person” means a natural person, corporation, partnership, joint venture, limited liability company, an association, trust, unincorporated organization, other entity or Governmental Authority.
“Private Label Account” means an Account linked to a Private Label Card.
“Private Label Card” means the Program Card that is only enabled for Purchases within Gap Channels and Cross-Shop Locations.
“Process” or “Processing” means any operation or set of operations performed upon Non-Public Personal Information.
“Product Innovations” means features or functions that can be used by credit cardholders in connection with using a credit card account in the Territory. Examples of “Product Innovations” may include [***]. For clarity, for purposes of the Program, “Product Innovations” do not include any elements of the Cardholder Terms or Program Value Proposition or any promotional or introductory financing offers that vary the Purchase APR.
“Program” has the meaning set forth in the Background.
“Program Assets” means Accounts, receivables associated with Accounts, BIN Identifiers, Program Information, the Master File, and any other records specific to the Program, except “Program Assets” shall not include any Accounts and associated receivables and Program Information that (i) [***] or (iii) other accounts agreed by Barclays and the Designated Purchaser, consistent with industry practices.
“Program Card” means a payment card, regardless of form factor, bearing a Gap Mark that is linked to an Account.
“Program Information” means any information, regardless of form or format, relating to Applicants and Cardholders that is identifiable to (i) an Applicant or Cardholder, (ii) the Program, or (iii) Gap, which Barclays, or a third party on behalf of Barclays, collects, generates or derives in connection with the Program.
“Program Purchase Date” means the date of consummation of the sale of the Program Assets following Gap’s exercise of the Purchase Option.

“Program Value Proposition” means those Barclays-provided benefits (if any), Gap-provided benefits, and Network-provided benefits as set forth in Schedule 2.2(a), as modified by the Parties from time to time in accordance with the terms of this Agreement.
“Program Website” means the website branded with the Gap Marks and Barclays Marks and hosted by Barclays.
“Program Year” means the time period, (a) for calendar year 2022, commencing upon the Launch Date and continuing until January 31, 2023, (b) for the last calendar year of the Term, commencing upon February 1st of such calendar year and continuing until the end of the Term, and (c) for all other 12-month periods years during the Term, the 12 months commencing upon February 1st and concluding upon January 31st.
“Purchase” means a transaction using a Program Card in connection with the sale of goods or services.
“Purchase Agreement” means all necessary agreements, instruments and other documentation between a purchaser and a seller customary for a transaction for the sale of assets like the Program Assets, including a purchase and sale agreement, and which contains reasonable and customary terms and conditions consistent with credit card industry standards for transactions of a similar size and nature and that are reasonably acceptable to the Designated Purchaser and Barclays.
“Records Requests” has the meaning set forth in Section 7.4(c).
“Referred Matter” has the meaning set forth in Section 6.1(b).
“Remediation Plan” has the meaning set forth in Section 7.4(b).
“Renewal Term” means any 12-month period following the conclusion of either the Initial Term, whether immediately following the Initial Term or any 12-month period thereafter where this Agreement remains in effect.
“Representatives” means a Person’s employees, officers, directors, agents, third party service providers or contractors, and other advisors, including, accountants, consultants, independent auditors or attorneys.
“Retailer” means a Person, other than Gap, that is materially engaged in the business of selling clothing or other goods and services that are substantially similar to the Gap Goods and Services to natural Persons. For clarity, “Retailer” does not include a hotel, airline, or cruise ship operator.
“Risk Management Policies” means the processes and criteria used by Barclays to process Applications, establish, service, collect, suspend, and terminate or charge off Accounts, and authorize, approve or decline transactions on Accounts, in each case including for purposes of addressing credit, fraud, and operational risks.
“Royalties” means Royalties (internal) and Royalties (external).
“Security Incident” has the meaning set forth in Section 7.4(b).
“Senior Executive” has the meaning set forth in Section 6.1(b).

“Service Levels” has the meaning set forth in Section 5.15.
“Similarly Situated Portfolio” means, [***]. The Similarly Situated Portfolios as of the Effective Date are listed in Schedule 1.1(b).
“Solvent” means, as to any Person, (i) that the present fair salable value of such person’s assets exceeds the total amount of its liabilities and (ii) that such Person is generally able to pay its debts as they come due. The phrase “present fair salable value of such person’s assets” means that value that could be obtained if such Person’s assets were sold within a reasonable time in one or more arm’s-length transactions in an existing and not theoretical market.
“Stores” means those physical retail locations selling Gap Good and Services, which are owned and operated by Gap.
“Systems” means, with respect to any Party, software, databases, computers, systems, processing platforms and networks owned, leased, licensed or contracted or operated by such Party or its Affiliates or on behalf of such Party or its Affiliates by third parties engaged by such Party or its Affiliates; provided that a System shall not be a System of a particular Party if access to or permission to use such System must be granted by the other Party or its Affiliates.
“Term” means, collectively, the Initial Term and any Renewal Term(s).
“Territory” means the 50 United States, the District of Columbia, and Puerto Rico, and any internet, mobile and other virtual sales channels offered to residents of the foregoing.
“Transition Communication” has the meaning set forth in Section 2.5(c).
“Transition Communication Plan” has the meaning set forth in Section 2.5(c).
“Wind-Down Period” means the period: (i) beginning with (A) in the case of termination pursuant to Section 12.3 or 12.4, the date of any notice of termination, or (B) in the case of expiration pursuant to Section 12.1, the date of any notice of non-renewal; and (ii) ending on either: (A) [***] or (B) [***]; provided, however, that in the case of an expiration pursuant to Section 12.1, the Wind-Down Period shall not end prior to the end of the then-current Term.
1.2    Rules of Construction. In this Agreement, the following rules of construction apply:
(a)    all references to a plural form shall include the singular form (and vice versa);
(b)    the terms “include” and “including” are meant to be illustrative and not exclusive, and shall be deemed to mean “include without limitation” or “including without limitation;”
(c)    the word “or” is disjunctive, but not necessarily exclusive, except where clearly indicated by the context;
(d)    the word “and” is conjunctive only, except where clearly indicated by the context;
(e)    the words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Schedules and Exhibits), unless the context clearly indicates to the contrary (for example, where a particular Section, Schedule or Exhibit is the intended reference);

(f)    the word “reasonable” shall be interpreted to reference what a hypothetical commercial entity of similar size, resources and experience would do under the circumstances.
(g)    where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated;
(h)    text enclosed in parentheses has the same effect as text that is not enclosed in parentheses;
(i)    all references made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of this Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder, unless otherwise provided;
(j)    all references in this Agreement to an Article, Attachment, Section or Schedule are to the Article of, Attachment of, Section of, or Schedule to this Agreement unless otherwise expressly provided;
(k)    all references to an Article or Section in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said article or section;
(l)    for all references to “agreement”, “notice,” “notification,” “approval” or “consent” (together with derivations of such terms), such action shall be in writing but shall be sufficient if provided by a Party’s General Manager or Senior Executive by email, and acknowledged by responsive email by the other Party’s General Manager or Senior Executive, except if such action must expressly be “written” or “in writing”, in which case such action must be taken in compliance with Section 13.11 (“Notices”);
(m)    all references to a Party providing its “agreement,” “consent,” or “approval” (together with derivations of such terms) shall be deemed to include the phrase “not to be unreasonably withheld, conditioned or delayed”, unless such references expressly state that such Party may take such action “in its sole discretion.”
(n)    all references to “days” mean calendar days unless otherwise indicated through the use of the phrase “Business Day”;
(o)    any Article, Section, Subsection, Paragraph or Subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
(p)    unless the context otherwise requires or unless otherwise provided herein, all references in this Agreement to a particular agreement, instrument, or document also shall refer to all schedules or exhibits, renewals, extensions, modifications, amendments and restatements of such agreement, instrument, or document;
(q)    if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur by the end of the next Business Day;

(r)    “reasonable” means what is commercially reasonable under the relevant facts and circumstances;
(s)    “in the aggregate” means viewing an action in the totality of relevant circumstances and over the course of a 12-month period;
(t)    the use of the term “website” includes all formats a website may be manifested in, including desktop, mobile and tablet;
(u)    a reference to time is to Pacific Time in the United States; and
(v)    Cross-references to sections of this Agreement include any Schedules referenced in such sections.
1.3    Obligation Effectiveness. The following provisions shall be effective commencing upon the Effective Date: Article I (Definitions), Sections 2.1(a) and (b) (Generally), Section 2.5 (Conversion), Article III (Marketing and Promotion of the Program) in relation to marketing for the launch of the Program, Section 5.1 (Operating Requirements), Section 5.2 (Systems), Section 5.20 (Compliance), Section 6.1 (Joint Management Committee), Section 6.2 (General Managers), Section 6.4 (Dispute Resolution), Section 6.5 (Compliance Responsibilities), Article VII (Information Use and Security), Article VIII (Ownership and Licensing of Intellectual Property), Article X (Representations and Warranties), Article XI (Indemnification and Limitation of Liability), Article XII (Term and Termination), and Article XIII (Miscellaneous). Unless otherwise expressly provided herein, all other provisions of this Agreement are effective upon the earlier of the (a) Launch Date, or (b) the Back Book Conversion Date. Although the Parties will use reasonable efforts to cause the Launch Date and the Back Book Conversion Date to occur on the same day, they acknowledge that this may not be possible. If the Launch Date occurs before the Back Book Conversion Date, then the following shall apply:
(a)    Gap shall ensure that no new accounts are acquired following the Launch Date under Gap’s agreement with Synchrony Bank;
(b)    On the Launch Date Gap shall use reasonable efforts to, or shall use reasonable efforts to cause Synchrony Bank to, provide Barclays with a list of existing accounts included in the Back Book Assets, including the names, addresses and social security numbers of each account holder of such accounts;
(c)    On or before the Launch Date, Gap shall, and shall cause Synchrony Bank to, cease all marketing in connection with the Synchrony Bank program;
(d)    Gap shall be solely responsible for training relevant Gap personnel and updating Gap’s websites and any marketing material to avoid customer confusion regarding the Synchrony Bank program and the Program; and
(e)    The Parties shall discuss and agree on operational processes necessary to [***].

ARTICLE II.
THE PROGRAM AND PROGRAM CARDS
2.1    Generally.
(a)    Subject to the terms and conditions of this Agreement, the Parties hereby jointly establish the Program that shall begin as of the Launch Date, whereby Barclays and Gap shall collaborate to develop, market and implement the Program in the Territory to Gap Customers in accordance with the terms and conditions contained in this Agreement.
(b)    The Parties shall use reasonable efforts to effect a Launch Date by [***]. Gap represents and warrants that it is not under any contractual limitation that would preclude effecting a Launch Date by [***].
(c)    See also Schedule 2.1(c).
2.2    Program Card Products and Program Value Propositions.
(a)    As of the Launch Date, (i) the Program shall consist of the Program Cards having the Program Value Propositions set forth in Schedule 2.2(a) (“Program Card Products and Program Value Propositions”).
(b)    Unless otherwise mutually agreed in writing, no Program Card may have [***].
(c)    See also Schedule 2.2(c).
2.3    Product Innovations.
(a)    As of the Back Book Conversion Date, the Program shall be enabled with the Product Innovations set forth in Schedule 2.3(a).
(b)    See also Schedule 2.3(b).
(c)    Notwithstanding the foregoing, any Product Innovation shall be subject to the procedure set forth in Section 2.6 (“Extraordinary Costs”) and Schedule 2.6.
2.4    Program Exclusivity. See Schedule 2.4.
2.5    Conversion of Back Book Assets.
(a)    Gap shall give notice of nonrenewal of its existing credit card program agreement with Synchrony Bank promptly following the Effective Date. [***].
(b)    Barclays shall be responsible for all of its costs related to the sale or conversion of the Back Book Assets, except to the extent that Synchrony Bank is obligated to pay any such costs pursuant to its agreement with Gap. Neither Gap nor Barclays will have any responsibility for costs incurred by Synchrony Bank or Synchrony Bank’s processor in connection with the sale or conversion of the Back Book Assets. [***].
(c)    The Parties shall agree to a plan and schedule for notifying existing cardholders in the credit card program included in the Back Book Assets (“Existing Cardholders”) about the termination of such program, Barclays’ purchase of the Back Book Assets, any change in terms and delivery of the Cardholder Agreement to replace the existing credit card agreement governing the Synchrony Bank accounts (the “Transition Communication Plan” and each communication thereunder, a “Transition Communication”). [***] Barclays shall implement the Transition Communication Plan, including designing, developing, preparing, producing, delivering and/or disseminating each Transition Communication in accordance with such Transition Communication Plan. Subject to Section 5.4 and Article VIII and Barclays’ determination of any matter governed by Applicable Banking Law or Network Rules, Gap shall have the right of prior review and approval of the content, timing and method of delivery of each Transition Communication. [***].
(d)    Gap shall use reasonable efforts, [***] prior to the Back Book Conversion Date.
(e)    See also Schedule 2.5(a).
2.6    Extraordinary Costs. Each Party shall comply with the process applicable to Extraordinary Costs as set forth in Schedule 2.6.
2.7    Retail Disposition. In the event that Gap divests the retail operations associated with a Gap Mark or Gap Channel, including via a merger, sale of shares or sale of assets, Gap shall be responsible for ensuring that [***]. Notwithstanding such divestiture, unless otherwise agreed between the Parties, [***].
ARTICLE III.
MARKETING AND PROMOTION OF PROGRAM
3.1    Annual Marketing Plan.
(a)    The Joint Management Committee shall jointly agree upon a plan each Program Year for marketing the Program (the “Annual Marketing Plan”). The Program shall be marketed in the Gap Channels and in mutually-agreed channels operated by third parties, such as social media, with specific marketing activities to be set forth in the Annual Marketing Plan.
(b)    Each Annual Marketing Plan shall detail (i) the marketing implementation activities to be undertaken by each Party; (ii) the goals or metrics to be established by the Joint Management Committee in evaluating the success of each marketing campaign, and (iii) the activities of the personnel set forth in Section (b) of Schedule 6.3 who support the marketing of the Program. Throughout each applicable Program Year, the Joint Management Committee shall review the performance of each marketing campaign relative to the agreed goals.
3.2    Marketing.
(a)    Gap shall [***] facilitate the use of Gap Channels to market the Program.
(b)    Gap shall provide prominent placement of a link to, or integration with, the Program Website from Gap’s mobile application and on the homepages for each Gap Channel. Gap shall provide purchase path integration in the Gap mobile application and on the Gap website for the Application. In addition, [***]. The Program will be promoted at relevant touch points on the Gap website and mobile application. Each Party shall reasonably cooperate with the other Party to maintain continuity of digital links between the Program Website and Gap’s website and mobile application.
(c)    Barclays shall dedicate at least [***] with Gap to discuss any Marketing Materials not approved or approved with changes. Barclays shall ensure that an individual who has decision making authority to approve Marketing Materials attends each such meeting to enable opportunity for dialogue and quick resolution of outstanding items. [***].
(d)    Gap may offer employee incentives in connection with Program marketing, provided that Barclays shall have the right to review and approve any such employee incentive related to the Program solely with respect to compliance with Applicable Law.
(e)    See also Schedule 3.2.
3.3    Barclays Marketing Obligations.
(a)    Without limiting Gap’s right to develop Marketing Materials under Section (a) of Schedule 3.2, during the Term, Barclays may [***] develop Marketing Materials that may be used (i) by Barclays for any marketing by Barclays directly to Gap Customers, (ii) by Barclays through the Gap Channels, Barclays marketing channels, or third-party marketing channels, and (iii) by Gap in furtherance of its marketing rights under Section 3.2. Any Marketing Materials produced by Barclays shall be submitted to Gap for its review and approval, except to the extent of any content or format required by Barclays for compliance with Applicable Banking Law. Gap shall either approve or suggest changes to a proposed Marketing Material [***] of Gap’s receipt of the proposed Marketing Material from Barclays, except that Gap shall use reasonable efforts to expedite such review upon Barclays’ request. Barclays shall use reasonable efforts to [***] using any Marketing Material promptly following written notice from Gap that such Marketing Material does not comply with Gap’s brand standards or Applicable Law relating to Gap sale or marketing of Gap Goods and Services.
(b)    To the extent that Gap employees are engaged in marketing to support the Program (such as in Gap Channel store locations), Barclays shall provide training materials in a digital format, or, at Gap’s option, Barclays shall provide access to a digital training portal, in either case for Gap employees who may be involved in Application solicitations or who may interact with Cardholders regarding their Accounts. Gap shall require such employees to participate in such training prior to engaging in Application solicitations or interacting with Cardholders regarding their Accounts, and at other times as may reasonably be required by Barclays, such as in relation to a change in Applicable Law, and upon Barclays’ request, Gap shall provide Barclays with evidence that such employees have completed such training.
(c)    Barclays shall, in consultation with Gap, conduct pre-screened Program Card offer campaigns through Gap Channels based, in part, upon mutually-agreed information to the extent that providing such information does not materially increase Gap’s compliance obligations under Applicable Law. To the extent such campaigns identify Gap Customers or potential Gap Customers who are eligible for a pre-screened Program Card offer, Barclays shall deliver such offers to such Gap Customers through Gap Channels and, unless otherwise agreed between the Parties, in non-Gap Channels.
(d)    Barclays shall permit Gap to include promotions and marketing messages relating to Gap Goods and Services (“Inserts”) in Account Documentation, whether in the physical mail envelope, or to the extent permitted by Applicable Law, embedded within the physical or digital Account Documentation itself. With respect to Inserts in physical mail envelopes, (i) any notices to Cardholders or that Barclays is otherwise required to provide under Applicable Law shall take priority over such Inserts, (ii) Gap shall be solely responsible for [***] preparing such Inserts, and (iii) Gap shall be solely responsible for any [***] resulting from the inclusion of such Inserts in physical mail envelopes. The manner in which such Inserts may be embedded in Account Documentation shall be mutually agreed.

(e)    See also Schedule 3.3.
3.4    Marketing Fund and Usage.
(a)    The Marketing Fund may only be used for direct marketing-related expenses in support of the Program, such as [***]. For clarity, the Marketing Fund may not be used for [***].
(b)    See also Schedule 3.4.
3.5    Ancillary Products. Unless otherwise agreed by the Parties in writing, Barclays shall not provide or market, directly or through third parties, any products or services ancillary to the Account, such as debt cancellation or credit protection programs.
3.6    Barclays Communication with Cardholders. Barclays shall have the exclusive right to communicate with Cardholders through any means to the extent Barclays determines necessary or advisable for purposes of the following: (a) in connection with the servicing and collection of the Accounts, (b) to otherwise perform its obligations under this Agreement, (c) as otherwise expressly permitted by this Agreement, (d) as otherwise required by Applicable Banking Law, or (e) as otherwise agreed to by Gap. For the avoidance of doubt, the foregoing shall not preclude Gap from communicating with Cardholders with respect to Gap Goods and Services or the Gap Loyalty Program, or to otherwise perform Gap’s obligations under this Agreement, including Gap’s obligations to market and promote the Program.
ARTICLE IV.
GAP LOYALTY PROGRAM
4.1    Operation of Gap Loyalty Program. See Schedule 4.1.
4.2    Cardholder Enrollment. Following Account opening, Barclays shall provide information set forth in the Operating Requirements to enable Gap to match any new Cardholder against its Gap Loyalty Program member database. Gap shall conduct such match process. For any new Cardholder who is not matched in the Gap Loyalty Program database, Gap shall promptly establish a Gap Loyalty Program account for such Cardholder.
ARTICLE V.
OPERATION OF THE PROGRAM
5.1    Operating Requirements. The Parties shall mutually agree on the Operating Requirements by [***] following the Effective Date. The Operating Requirements shall form a part of this Agreement, but the Operating Requirements shall not materially alter the rights, obligations or liabilities set forth in the body of this Agreement and Schedules, and the Operating Requirements are only intended to operationally implement the obligations set forth in the body of this Agreement and Schedules. Any modifications to the Operating Requirements shall be mutually agreed by the Parties in writing. Notwithstanding the foregoing, following prior discussion with Gap and consideration of Gap comments, Barclays may establish and modify provisions of the Operating Requirements in its reasonable discretion to the extent required to comply with Applicable Banking Law or Network Rules.

5.2    Systems.
(a)    Existing Systems.
(i)    Except as otherwise provided herein, each Party shall be responsible for its own Systems [***] in support of the Program.
(ii)    Except as otherwise provided herein, neither Party shall, without the prior written approval of the other Party, intentionally make any material change to any of its Systems that would (A) render them incompatible with the other Party’s Systems, or (B) require the other Party to make any change to any of its Systems. Subject to the foregoing, either Party may make routine changes without the other Party’s prior approval.
(iii)    Either Party may bring a proposed change to the Program or its Systems that would require a change in the other Party’s Systems before the Joint Management Committee pursuant to Section 6.1. The Parties shall follow the procedures in Section 6.1 to resolve any disagreements (including the allocation of costs for such changes) over such a proposed change. The Parties agree that as a general principle, neither Party shall be required to reimburse the other Party for internal costs or immaterial external costs associated with such changes.
(b)    Systems Interfaces.
(i)    Prior to the Launch Date, the Parties shall identify the Systems and related interfaces required to be sustained between Gap and Barclays including the Systems and interfaces required to securely transmit data and reports between the Parties in accordance with the requirements of this Agreement. The Parties shall maintain these initial Systems and related interfaces, as well as any additional Systems and related interfaces agreed upon in the future, and subject to Article VI and Section 5.2(a)(iii), each Party shall cooperate in good faith with the other Party in connection with a Party’s request from time to time to implement, modify, enhance, or terminate a System and/or related interface. Gap and Barclays shall provide sufficient personnel to support the Systems and interfaces required to be sustained between Gap and Barclays.
(ii)    Except as otherwise provided herein or as required by Applicable Law or Network Rules, all requests for (A) new interfaces between Gap and Barclays, (B) modifications or enhancements to existing interfaces or (C) termination of existing interfaces shall be approved in writing by both Parties. Upon approval, the Parties shall work in good faith to establish the requested interfaces or modify, enhance or terminate the existing interfaces, as applicable, on a timely basis.
5.3    Application and Fulfillment Process.
(a)    Commencing on the Launch Date, Barclays shall process Applications. Applicants who wish to apply for an Account under the Program shall be required to submit a complete Application in a manner and format approved by Barclays. Barclays shall process Applications sourced through Gap Channels, through the Program Website, and through the Barclays’ website. The Application solicitation on Barclays’ website shall be at least as prominent for the Program as solicitations for Similarly Situated Portfolios.
(b)    Once Barclays approves an Application, Barclays shall promptly establish an Account and perform all functions necessary to facilitate the issuance of Program Cards, including: (i) establishing and administering the underwriting and credit decisions for the Program; (ii) handling Applicant inquiries, notifying Applicants in writing of acceptance or rejection of credit under the Program; and (iii) producing and mailing Program Card plastics and Account Documentation. All Program Card plastics shall be contactless enabled.
(c)    Barclays shall establish an instant credit process whereby Applicants can be approved for an Account at Gap physical and digital points-of-sale and be able to immediately use such Account to make Purchases within Gap Channels. Immediately following Barclays’ establishment of an Account and to the extent auto-provisioning features are reasonably available as to technical capacity and security, Barclays shall also promptly auto provision any virtual card associated with the Account, such as in an approved digital wallet, so as to allow the Cardholder to use the virtual card outside of Gap Channels promptly following approval of an Account.
5.4    Cardholder Terms.
(a)    As of the earlier of the (i) Back Book Conversion Date or (ii) Launch Date, the Cardholder Terms shall be as set forth in Schedule 5.4 (“Cardholder Terms”), except that the Accounts in the Back Book Assets will [***].
(b)    Upon request of either Party, the Parties will review the Cardholder Terms [***]. [***] all changes to the Cardholder Terms shall be mutually agreed by the Parties. At least once each Program Year, Barclays shall provide a report to the Joint Management Committee setting forth Barclays’ view of whether the Program is in compliance with this Section 5.4(b).
(c)    See also Schedule 5.4(c).
5.5    Program Value Proposition.
(a)    The Network-provided elements of the Program Value Proposition are those that are generally applicable to the Network card product tier for which the applicable Co-Branded Cards qualify. Barclays shall use reasonable efforts to ensure that the Network provides such Network-provided elements as part of the Program Value Proposition. For clarity, such benefits are covered by the treatment of Network fees in Schedule 9.1. The Parties shall mutually agree on any Barclays-provided benefits provided after the Launch Date.
(b)    At least once each Program Year, the Joint Management Committee shall collectively review and determine whether the Program Value Proposition, in the aggregate, provides comparable value to Cardholders when compared to the [***].
5.6    Approval Rates & Risk Management. See Schedule 5.6.
5.7    Network. As of the Launch Date, the Network shall be Mastercard. Gap may elect to change the Network one time during the Term following [***] written notice to Barclays. Gap shall reimburse Barclays for reasonable, documented out-of-pocket costs incurred in connection with reissuing plastic cards to Cardholders, including the cost of any plastic cards or other form factors reflecting the prior Network that must be destroyed following a change to the Network. Barclays shall not enter into an agreement with the Network with the specific intent to reduce the consideration that the Network may offer to Gap in connection with such a change in Network or prevent Gap from being able to benefit from funds provided by the Network in the event of a change in Network. If a change in the Network adversely affects the Program economics, the Parties will engage in good faith discussions to amend the Agreement to adjust the Program economics to eliminate the adverse effect of such change.

5.8    BIN Identifiers. Barclays shall establish and maintain one or more BIN Identifiers in accordance with the Network Rules for Co-Branded Card Accounts or as applicable to Private Label Credit Card Accounts, specifically and solely for each of the four Gap Channels (i.e., a separate BIN Identifier range for each of Gap, Old Navy, Athleta, and Banana Republic). Each BIN Identifier shall permit Gap’s systems to distinguish a Co-Branded Card automatically both at a point-of-sale terminal and through backend reporting. Barclays shall not use any BIN Identifier designated for the Program for any business or purpose other than supporting the Program.
5.9    Authorization and Settlement.
(a)    Authorization and settlement of Program Card transactions will take place through the Network. Gap’s merchant acquirer shall determine the [***] for all transactions processed and settled through the Network with Gap’s acquirer. Except for Gap’s [***], Private Label Card transactions will be processed and settled [***].
(b)    Barclays shall only decline Purchase transaction authorizations (i) to the extent required by Applicable Law or Network Rules, (ii) where the Purchase would exceed the permitted credit limit or available credit or fails a fraud, unauthorized use or suspicious activity filter, (iii) if the Account is in default or (iv) otherwise in accordance with the Risk Management Policies.
5.10    Account Retention and Cross-Sells. Barclays shall use reasonable efforts to retain Accounts if a Cardholder expresses a desire to cancel the Account. Such efforts shall include offering incentives consistent with the Risk Management Policies if the Cardholder retains the Account. In the course of a communication with a Cardholder about cancelling an Account, Barclays shall not cross sell or offer to substitute another financial product in place of an Account unless a Cardholder expressly requests to receive a substitute financial product.
5.11    Program Website. By the Launch Date, Barclays shall establish a Program Website for the Program that shall include a mobile-optimized site for mobile and tablet devices. The branding and design of the Program Website shall be in Gap’s reasonable discretion, except that Barclays must approve any Program-related content and format and Program Website design for compliance with Applicable Banking Law and any content referencing Barclays. The Program Website shall include a link to Gap’s website and any Gap Loyalty Program portal. The Program Website shall provide Account servicing functionality to Cardholders as well as display mutually-agreed information about the Cardholder’s Gap Loyalty Program benefits and points balance as provided to Barclays by Gap.
5.12    Account Servicing Requirements.
(a)    Barclays shall service Cardholders through physical mail, the Program Website, Barclays’ mobile application, a toll-free phone number, and other electronic communication methods offered by Barclays from time to time.
(b)    Following reasonable prior notice and subject to Applicable Law and reasonable security and privacy protocols, Gap may review Cardholder servicing phone calls on a periodic basis, including both live and recorded calls. Barclays shall use an automated means to recognize Cardholders to provide a Program-specific greeting to answer Cardholder service calls. Barclays shall ensure that call center agents are trained in the Program, including the Program Value Proposition.
5.13    Cardholder Payments. All payments to be made by Cardholders in connection with an Account are due and payable exclusively to Barclays. Gap shall not collect or receive funds on Barclays’ behalf or permit Gap employees to do so and shall direct any Cardholder attempting to make payment through a Gap Channel to the Program Website, or such other location as may be specified by Barclays. Any payments that are sent to Gap in error shall be promptly sent by Gap to Barclays.
5.14    Cardholder Complaints and Disputes. Barclays shall maintain a Cardholder complaint identification, tracking, resolution and root cause analysis program. Barclays shall refer any complaints about Gap’s products and services to Gap, and Gap shall refer any complaints about the Program to Barclays, in each case, in accordance with the Operating Requirements or under a mutually-agreed process.
5.15    Service Levels. Barclays shall comply with the service levels set forth in Schedule 5.15 (“Service Levels”) as measured and defined therein. Each month, Barclays shall provide reports of Barclays’ performance against the Service Levels for the prior month. Any changes to the Service Levels shall be made only upon mutual agreement of the Parties. The costs of meeting the Service Levels set forth in Schedule 5.15 [***].
5.16    Account Documentation. Subject to the last sentence of this paragraph: (a) Barclays shall design, determine the content of, and generate the form of the Account Documentation to be used under the Program in its sole discretion; (b) all Program materials shall be in the English language only unless otherwise required by Applicable Law or agreed by the Parties in writing; and (c) Gap shall have final approval rights over the use of Gap Marks in any Account Documentation that is customized with the Gap Marks. Notwithstanding the foregoing, administrative legal notices, collection letters, delinquency notices and other adverse action communications shall not bear Gap Marks, but may include references to Gap in the nominative sense to identify the Program.
5.17    Audit Rights.
(a)    Each Party and its representatives may, subject to the confidentiality provisions set forth in Article VII, once per Program Year (unless the auditing Party disputes the amount of any monies owed by either Party to the other hereunder or if the auditing Party is directed by a Governmental Authority), audit (or cause a third party experienced in auditing credit card programs to audit) the other Party during normal business hours with 30 days advance written notice, in such a manner as to minimize interference with the other Party’s normal business operations, to examine, audit and inspect records, files and books of account under the control of the other Party relating to the other Party’s performance under this Agreement. Such audit shall be conducted in accordance with generally accepted auditing standards, and the auditing Party shall employ such reasonable procedures and methods as necessary and appropriate in the circumstances, minimizing interference with the audited Party's normal business operations.
(b)    The cost and expense of all such audits shall be expenses of the auditing Party (and will not be deemed part of the Program operating expenses), except that to the extent of any material underpayments to the auditing Party identified in the course of an audit, the audited Party shall be responsible for the auditing Party’s reasonable out-of-pocket costs incurred in connection with the audit.
(c)    The audited Party shall use reasonable efforts to facilitate the auditing Party's review, including making reasonably available such personnel of the audited Party and its authorized service providers to assist the auditing Party and its representatives as reasonably requested. The audited Party shall deliver any document or instrument necessary for the auditing Party to obtain such records from any Person maintaining records for the audited Party and shall maintain records pursuant to its regular record retention policies. For purposes of this provision, the audited Party also shall be required to provide records relating to the Program held by authorized service providers at the auditing Party's request.

(d)    Notwithstanding anything to the contrary contained herein, a Party shall not be required to provide the auditing Party or its representatives with access to information or records to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged, (iii) such records constitute the planning documents, operating budgets, management reviews or employee records of the audited Party, or (iv) such records relate to other customers or operations of such Party other than the Program or to personnel records not normally disclosed in connection with audits.
(e)    Unless expressly agreed upon by the Parties to the contrary, the information obtained by the Parties from the exercise of its audits rights under this Section 5.17 is deemed Confidential Information and subject to the provisions of Article VII of this Agreement.
5.18    Audits by Governmental Authorities. Each Party agrees to cooperate with any audit or examination by Governmental Authority with jurisdiction over the other Party.
5.19    Records. Each Party shall keep books and records with respect to the Program in the ordinary course of business.
5.20    Compliance. Each Party shall comply with Applicable Law, and no undertaking of a Party hereunder shall require an act or omission in violation of Applicable Law. Each Party shall promptly notify the other Party, to the extent permitted by Applicable Law, if it receives notice of any action by a Government Authority that is likely to have a material adverse impact on it or the Program or is likely to require a material change to the Program.
5.21    Business Continuation/Disaster Recovery Plan. Each Party shall maintain a plan designed to mitigate damages resulting from Force Majeure or other causes that would threaten operation of such Party’s business or loss or exposure of information requiring protection under Article VII.
5.22    Fraud. Each Party shall reasonably cooperate in good faith with the other Party to prevent fraudulent Applications and use of Accounts, including fraudulent Purchases through Gap Channels, and fraudulent activity with the Gap Loyalty Program.
5.23    Prohibition on Illegal Gambling. Gap shall not submit to Barclays any transaction consisting in whole or in part of a bet or wager (including a bet or wager placed by any means which involves the use, at least in part, of the Internet) where such bet or wager is unlawful under any applicable federal or state law in the state or tribal lands in which the bet or wager is initiated, received, or otherwise made.
5.24    Program Card Reissuance Cost. See Schedule 5.24.
5.25    Similarly Situated Portfolios. The Parties may from time to time mutually agree to update the list of “Similarly Situated Portfolios” listed in Schedule 1.1(b). Upon Gap’s request, Barclays shall reasonably demonstrate its methodology for a determination concerning whether another Barclays program should be treated as a Similarly Situated Portfolio, consistent with Barclays confidentiality obligations owed to third parties.
5.26    Comparable Retailer Programs. The Parties may from time to time mutually agree to update the list of “Comparable Retailer Programs” in Schedule 1.1(a).
ARTICLE VI.
PROGRAM GOVERNANCE AND MANAGEMENT
6.1    Joint Management Committee.

(a)    The Parties shall establish a committee (the “Joint Management Committee”) to review and discuss, among other things: (a) development of the Annual Marketing Plan, including the goals and metrics set forth therein; (b) the general performance of the Program; (c) competitiveness of the Program, and the Risk Management Policies; (d) ongoing product development and modification, including the Program Value Proposition; and (e) any matters that either Party believes to be material with respect to the ongoing administration or operation of the Program. The Joint Management Committee shall be comprised of an equal number of Barclays and Gap employees with comparable seniority. Each Party will have one vote on all the matters discussed by the Joint Management Committee. The Joint Management Committee shall meet no less than quarterly, unless otherwise agreed to by the Parties and shall be attended by at least each Party’s General Manager.
(b)    Either Party may refer any matter for review and resolution by the Joint Management Committee (each a “Referred Matter”). If a Referred Matter remains unresolved by the Joint Management Committee, the Referred Matter shall be referred to a senior executive at each Party with decision-making authority (each a “Senior Executive”), who shall in good faith attempt to resolve the Referred Matter. Any resolution by such Senior Executives shall be deemed the action and approval of the Joint Management Committee and the Parties. If the Senior Executives fail to resolve the Referred Matter, the Parties shall remain subject to their respective rights and obligations under this Agreement.
6.2    General Managers. Each Party shall designate a full-time employee who shall have overall responsibility for the performance of the Program within his or her respective corporate organization and who shall serve as the primary contact for the other Party (each, a “General Manager”).
6.3    Barclays Personnel to Support the Program. See Schedule 6.3.
6.4    Dispute Resolution.
(a)    In the event of a Dispute, each Party shall first use reasonable efforts to resolve any Dispute within the Joint Management Committee. Either Party may call an interim meeting of the Joint Management Committee to consider a Dispute by providing at least 10 Business Days’ prior written notice to the other Party.
(b)    If the Dispute remains unresolved by the Joint Management Committee, the Senior Executives shall attempt in good faith to resolve such Dispute. If after 10 Business Days, such Senior Executives are unable to resolve the Dispute, then each Party may pursue any rights or remedies it may have under Applicable Law.
(c)    Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of Dispute resolution pursuant to the provisions of this Section 6.4.
(d)    Notwithstanding any of the foregoing provisions of this Section 6.4, a Party may institute formal proceedings without undertaking the Dispute resolution procedures to (i) avoid the expiration of any applicable limitations period, (ii) preserve a superior position with respect to other creditors, (iii) exercise its right to terminate this Agreement, and (iv) seek any provisional or other remedy including specific performance, injunctive relief or a temporary restraining order from any court of competent jurisdiction, as may be necessary, in the aggrieved Party’s sole discretion, to protect its rights under this Agreement.
6.5    Compliance Responsibilities. See Schedule 6.5.

6.6    Reports. Each Party shall deliver to the other Party the reports set forth in Schedule 6.6 (“Reports”) in the frequency specified therein. Barclays shall provide its such reports through an online web portal that is accessible to Gap except during periods of scheduled maintenance. Barclays shall also fulfill all reasonable ad hoc reporting requests made by Gap and provide any other standard reports that Barclays maintains related to the Program in the ordinary course of business.
ARTICLE VII. INFORMATION USE AND SECURITY
7.1    Definition of Confidential Information.
(a)    “Confidential Information” means any of the following: (i) information that is provided by or on behalf of a Party to the other Party or its agents in connection with the Program or in connection with the transactions contemplated by this Agreement; (ii) information about a Party or its Affiliates, or their respective businesses, customers and employees, that is otherwise obtained by the other Party in connection with the Program, in each case including (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products and the terms and features and tests thereof; and (C) proprietary information relating to a Party’s Intellectual Property used in connection with this Agreement. The terms and conditions of this Agreement and documents and information jointly generated by the Parties under this Agreement (e.g., the Annual Marketing Plans) will be the Confidential Information of both Gap and Barclays; and (iii) and any copies, excerpts, summaries, analyses or notes of the foregoing.
(b)    “Confidential Information” does not mean information that: (i) is already rightfully known to such Party at the time it obtains Confidential Information from the other Party; (ii) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (iii) is lawfully received on a non-confidential basis from a third party not known to be bound by an obligation of confidentiality, and without breach of this Agreement; or (iv) is independently developed by a Party without use of or reference to the other Party’s Confidential Information.
7.2    Use of Confidential Information.
(a)    Subject to Section 7.2(b), each Party that receives Confidential Information of the other Party shall use the Confidential Information of the disclosing Party only for the purpose for which such Confidential Information was provided by the disclosing Party, or if no such purpose was specified, then only for the purpose of performing its obligations or enforcing its rights with respect to the Agreement and the Program or as otherwise expressly permitted by this Agreement.
(b)    Each Party receiving Confidential Information of the other Party may disclose such Confidential Information: (i) to the extent required by Applicable Law to Governmental Authorities having jurisdiction over the receiving Party; (ii) to those consultants and service providers engaged by the receiving Party in connection with this Agreement where such Persons have executed a non-disclosure agreement as protective of the disclosing Party’s Confidential Information as set forth in this Agreement; (iii) to the receiving Party’s Affiliates who reasonably require such Confidential Information to perform its obligations or exercise its rights under this Agreement or with respect to the Program; (iv) subject to Section (b) of Schedule 12.7, for due diligence or other purposes in connection with significant transactions involving corporate financing for which a Party’s interest in the Program would be pledged as collateral, or mergers and acquisitions which would include a Party’s interest in the Program, to other potential parties to such transactions or their professional advisors; or (v) in connection with the enforcement of any right or remedy under this Agreement or with respect to the Program.

(c)    Prior to disclosing any Confidential Information of the disclosing Party as permitted under Section 7.2(b)(i)-(ii), except with respect to Barclays’ disclosure to its supervisory agencies in the ordinary course, the receiving Party shall (i) provide reasonable notice to the disclosing Party and identify the Confidential Information being sought, to extent permitted by Applicable Law and (ii) in the case of disclosure under Section 7.2(b)(i), use reasonable efforts to avoid such disclosure and afford the Parties an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties.
(d)    Prior to disclosing any Confidential Information of the disclosing Party as permitted under Section 7.2(b)(iv), the receiving Party shall (i) enter into a non-disclosure agreement as protective of the disclosing Party’s Confidential Information as set forth in this Agreement, and (ii) in the case of Gap as the receiving Party disclosing Confidential Information of the Program to a financial institution, Gap shall require such financial institution to prohibit sharing of such information with any credit card business of the financial institution.
(e)    The Parties’ use and disclosure of Program Information and Gap Customer Data shall be governed by Section 7.3 not this Section 7.2.
7.3    Program Information and Gap Customer Data. See Schedule 7.3.
7.4    Data Security.
(a)    Each Party shall implement appropriate administrative, technical, physical and organizational safeguards (including encryption and tokenization, at rest and in transit, as applicable, using current industry standards for approved security functions, such as those listed in the Financial Services Sector of the National Institute of Standards and Technology Control Security Framework (CSF), SF800-53) to protect the security, confidentiality, availability and integrity of all Non-Public Personal Information in accordance with Applicable Law, including protecting against any anticipated threats or hazards, improper, unauthorized or unlawful Processing, or any loss or other compromise. Each Party shall review such security measures regularly, but no less than annually, and update and maintain such security measures to comply with Applicable Law. In addition, each Party shall, as appropriate, use reasonable measures designed to properly dispose of all records containing Non-Public Personal Information, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such Non-Public Personal Information so that the information cannot practicably be read or reconstructed.
(b)    Each Party shall implement and maintain an adequate and appropriate data security incident management program and disaster recovery plans. Each Party shall review and amend its disaster recovery plans annually in accordance with technology advances as needed. In the event there is any material loss of Non-Public Personal Information, or any unauthorized or unlawful access to, use, Processing or disclosure of Non-Public Personal Information or any other compromise of Non-Public Personal Information, whether in paper, electronic or other form (each, a “Security Incident”), the Party suffering the Security Incident (the “Affected Party”), shall notify the other Party promptly, and in no event more than 24 hours following discovery of any Security Incident. Barclays shall notify Gap by telephone 1-866-839-3911 option 1 and by email to Corporate_security@gap.com and by telephone and email to Gap’s General Manager, and Gap shall notify Barclays’ General Manager by phone and e-mail. Each Party shall fully cooperate to investigate and resolve the Security Incident, including coordinating on the content of any notifications of the Security Incident. The Affected Party further agrees: (i) to take action immediately, at its own expense, to investigate the Security Incident, (ii) to identify and mitigate the effects of the Security Incident, (iii) to properly document responsive actions taken related to any

Security Incident, including post-incident review of events and actions taken, if any, to make changes in business practices related to the protection of Non-Public Personal Information, escalation procedures and reporting to any regulatory and law enforcement agencies, and (iv) to implement reasonable and appropriate measures in response to such Security Incident. The Affected Party also shall provide the other Party with all available information regarding such breach to assist that other Party in implementing its information security response program and, if applicable, in notifying affected Cardholders. Notwithstanding the foregoing, in the event of a Security Incident the Parties shall work expeditiously and in good faith to agree on a plan to use reasonable methods to remediate such problems (“Remediation Plan”). Once the Parties agree on a Remediation Plan, each Party shall execute and complete its responsibilities without unreasonable delay and notify the other Party when such actions are completed.
(c)    In addition to Section 5.17 (“Audit Rights”), upon reasonable advance notice and during normal business hours and subject to health, safety, confidentiality and security restrictions, either Party may conduct a site visit of the other Party’s facilities by representatives of the requesting Party (including its independent third party auditor), provided that: (i) the scope of the audit and Records Requests (defined below) are relevant and applicable to the terms of Section 7.4; (ii) such site visit shall occur at a mutually agreeable time, not more than once per calendar year per facility; (iii) such site visit shall not unreasonably interfere with either Party’s business operations; (iv) any third party representatives acting on behalf of either Party shall execute nondisclosure agreements with the Party whose site is being audited in a form reasonably acceptable to such Party with respect to the confidential treatment and restricted use of such Party’s Confidential Information. Access at the Party’s facilities shall be subject to reasonable access requirements and security policies. Thirty days prior to a scheduled visit, the auditing Party shall provide a list of the records it seeks to inspect (“Records Requests”). If there are objections to the auditing Party reviewing or copying particular records, the auditing Party shall be notified promptly, and the Parties shall discuss the matter in good faith to arrive at a mutually agreed Records Request in the most expedient time possible. If either Party, in good faith, is not able to have Records Requests available at the time of the on-site audit, such Party shall notify the auditing Party in advance, but no less than five days prior to the site visit date and the Parties shall decide whether to proceed with the visit. If either Party chooses not to exercise its right to an annual onsite audit, the Party may request a Records Request or may request additional written information from the other Party as necessary to satisfy its own compliance obligations and ensure that the other Party is operating in compliance with its privacy and security obligations under this Section 7.4.
(d)    Notwithstanding the foregoing, in the event of a determination by either Party that a problem exists with the details disclosed during an onsite audit or during a Records Request, the Parties shall work expeditiously and in good faith to agree on a plan to use reasonable methods to remediate such problems in a Remediation Plan. Once the Parties agree on a Remediation Plan, each Party shall execute and complete its responsibilities without unreasonable delay and notify the other Party when such actions are completed.
(e)    Each Party shall ensure that it will have written agreements in place with any third party, including its partners, affiliates, agents, representatives and contractors and/or service providers who may Process Non-Public Personal Information, and that such agreements shall impose data security and privacy obligations on such third party. If a Party is aware that its service provider has experienced a Security Incident, such Party will comply with the obligations pertaining to Security Incidents under this Section 7.4.
(f)    Each Party’s obligations under this Section 7.4 shall continue so long as such Party has access to or retains Non-Public Personal Information.

(g)    See also Schedule 7.4.
7.5    Non-Public Personal Information. Gap shall direct any Cardholder who makes a request to Gap regarding her or his Non-Public Personal Information with regard to the Program to contact Barclays’ designated contact, and (ii) Barclays shall direct any Cardholder who makes a request regarding his or her personal information relating to Gap Goods and Services to contact Gap’s designated contact, in each such case to make a consumer rights request to the extent the Cardholder has the right under Applicable Law to request such information.
7.6    Post-Termination Destruction. Following the later of the expiration or termination of this Agreement, the Program Purchase Date, or the end of the Wind-Down Period, each Party shall either return or destroy the Confidential Information disclosed by the other Party. Notwithstanding the foregoing and Section (c)(iv) of Schedule 7.3, a Party shall not be obligated to destroy, erase or delete any electronic copies of Confidential Information or Gap Customer Data contained in an archived computer system backup made in accordance with such Party’s security or disaster recovery policies or procedures, or that a Party is otherwise required by Applicable Law to retain, provided that such archived or retained copies will remain subject to the obligations of confidentiality and data security set forth in this Agreement until the eventual erasure or destruction of such electronic copies. Upon request from a Party, the other Party shall provide a certification that such return or destruction has occurred.
ARTICLE VIII.
OWNERSHIP AND LICENSING OF INTELLECTUAL PROPERTY
8.1    License to Gap Marks.
(a)    Gap hereby grants to Barclays a royalty-free, non-exclusive, non-transferable license to use those Gap Marks set forth in Schedule 8.1 (“Licensed Gap Marks”) for the purposes set forth in this Agreement during the Term and any Wind -Down Period. Gap represents and covenants that it has the legal right to use and to permit Barclays to use, to the extent set forth herein, such licensed Gap Marks.
(b)    Barclays shall only use such Licensed Gap Marks as described in this Agreement or as otherwise authorized by Gap and in accordance with any Gap brand standards provided to Barclays, it being understood that Gap’s approval of Marketing Materials and Account Documentation constitutes Gap’s approval.
(c)    Gap shall retain all rights in and to Gap Marks, and all goodwill associated with the use of Gap Marks, whether under this Agreement or otherwise, shall inure to the benefit of Gap.
8.2    License to Barclays Marks.
(a)    Barclays hereby grants to Gap a royalty-free, non-exclusive, non-transferable license to use those Barclays Marks set forth in Schedule 8.2 (“Licensed Barclays Marks”) for the purposes set forth in this Agreement during the Term and any Wind -Down Period. Barclays represents and covenants that it has the legal right to use and to permit Gap to use, to the extent set forth herein, such licensed Barclays Marks.
(b)    Gap shall only use such Licensed Barclays Marks as described in this Agreement or as otherwise authorized by Barclays and in accordance with any Barclays brand standards provided to Gap, it being understood that Barclays’ approval of Marketing Materials constitutes Barclays’ approval.

(c)    Barclays shall retain all rights in and to Barclays Marks, and all goodwill associated with the use of Barclays Marks, whether under this Agreement or otherwise, shall inure to the benefit of Barclays.
8.3    Other Intellectual Property.
(a)    Each Party shall own exclusively all right, title, and interest in (and any Intellectual Property embodied therein): (i) any and all technology that such Party or its Affiliates develop independently from the Program, but which is provided to the other Party or its Affiliates or otherwise made available for use in establishing, operating, developing, marketing or administering the Program, including any technology provided by a Party for inclusion on, or to provide functionality for, the Program Website or a Party’s websites or mobile app; (ii) any and all changes or other modifications made to or derivative works of such technology by or on behalf of either Party or its Affiliates; and (iii) any and all technology created or developed by a Party or any of its Affiliates for the Program independently from other Party. Notwithstanding the foregoing, unless expressly agreed otherwise in a writing signed by a Barclays Managing Director, Barclays shall own and be permitted to use without restriction any software or other technology implemented on Barclays Systems in connection with the Program and all Intellectual Property therein.
(b)    Neither Party may use the other Party’s Intellectual Property for purposes other than as necessary to perform its obligations and exercise its rights under this Agreement.
(c)    Each Party agrees to treat the technology of the other Party or its Affiliates licensed to such Party or its Affiliates hereunder as Confidential Information in accordance with Article VII.
(d)    To the extent that either Party incorporates technology owned by a third party into any technology that the Party provides to the other for use in the Program, the contributing Party shall secure and pay for all rights and licenses necessary for the other Party to use such third party technology as necessary to perform the obligations and exercise the rights hereunder.
(e)    Each Party acknowledges and agrees that, as of the Effective Date, the Parties do not intend to jointly develop any Intellectual Property. Any joint efforts to develop any Intellectual Property shall be subject to an appropriate development agreement governing the terms of such development, including creation, license (if any), economic terms and ownership, and any respective obligations of the Parties with respect to such developed intellectual property.
8.4    Ownership of Accounts; Account Documentation.
(a)    Except to the extent of Gap’s ownership of Licensed Gap Marks, and Gap’s option to purchase the Program Assets under Schedule 12.7, and without limiting Gap’s review and approval rights pursuant to Article III, Barclays shall be the sole and exclusive owner of all Accounts and Account Documentation and shall have all rights, powers, and privileges with respect thereto as such owner; provided that Barclays shall exercise such rights consistent with the provisions of this Agreement and Applicable Law. All purchases of goods and services (including Gap Goods and Services) in connection with the Accounts and the Cardholder Indebtedness shall create the relationship of debtor and creditor between the relevant Cardholder and Barclays, respectively. Gap acknowledges and agrees that (i) except for its (A) right, title and interest in Licensed Gap Marks, (B) rights pursuant to Article IX herein, and (C) option to purchase the Program Assets under Schedule 12.7, Gap has no right, title or interest in or to any of the Accounts or Account Documentation or any proceeds of the foregoing, and (ii) Barclays extends credit directly to Cardholders.

(b)    Barclays shall fund all Cardholder Indebtedness on the Accounts.
(c)    Barclays shall have the exclusive right to effect collection of Cardholder Indebtedness.
ARTICLE IX.
FINANCIAL TERMS
See Schedule 9.

ARTICLE X.
REPRESENTATIONS AND WARRANTIES
Each Party makes the following representations and warranties to the other Party as of the date of this Agreement with such representations and warranties remaining true and correct throughout the Term:
10.1    Organization. Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to enter into this Agreement and to carry out the provisions of this Agreement. Such Party is duly qualified and in good standing to do business in all jurisdictions where located and/or conducting business, except where the failure to be so qualified would not have a material adverse effect on such Party’s business or such Party’s or the other Party’s ability to perform as required under this Agreement or operate the Program.
10.2    Authorization, Validity, Non-Contravention and Solvency.
(a)    This Agreement has been duly authorized by all necessary corporate or other governing proceedings by each such Party. Further, this Agreement has been duly executed and delivered by such Party and is a valid and legally binding agreement of such Party and duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles). The natural person signing this Agreement on each Party’s behalf is duly authorized to do so by each such Party.
(b)    No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over such Party is required for (nor would the absence of such adversely affect) the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.
(c)    The execution and delivery of this Agreement by such Party and the compliance by such Party with all provisions of this Agreement: (i) will not conflict with or violate any Applicable Law; (ii) will not violate or result in the violation of the Articles of Incorporation or By-Laws (or analogous rules of governance) of such Party; and (iii) will not conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which such Party or any of its Affiliates is a party or by which they are bound, or to which any of the assets of such Party or any of its Affiliates are subject. Furthermore, there are no material actions, suits or proceedings pending or threatened against such Party which would adversely affect the ability of such Party to perform this Agreement.
(d)    Such Party is Solvent.

10.3    Additional Representations, Warranties and Covenants. Gap and Barclays, as applicable, each makes their respective additional representations, warranties and covenants set forth in Schedule 10.3.
ARTICLE XI.
INDEMNIFICATION & LIMITATION OF LIABILITY
11.1    Indemnification Obligations.
(a)    Indemnification by Barclays.
(i)    Barclays shall indemnify, defend and hold harmless Gap, its Affiliates, and their respective representatives (the “Gap Indemnified Parties”) from and against any and all third-party claims brought against such Gap Indemnified Parties and all related Losses, to the extent such third-party claims or Losses arise out of the following, except to the extent such third-party claims, investigations or Losses are caused by the gross negligence, recklessness or willful misconduct of the Gap Indemnified Parties:
(A)    any gross negligence or willful misconduct of Barclays, its Affiliates or their respective Representatives in the performance or non-performance of Barclays’ obligations under this Agreement;
(B)    any inaccuracy or misrepresentation in any representation or warranty of Barclays contained in this Agreement;
(C)    any breach or failure to perform by Barclays of any of the terms, covenants or other provisions contained in this Agreement;
(D)    the failure of the Account Documentation or Marketing Materials prepared or approved by Barclays to comply with Applicable Banking Law, except to the extent Gap has used such materials in a manner inconsistent with Barclays’ approval or instructions;
(E)    any claim that Gap’s, its Affiliates’ or their respective sublicensees’ use of any Barclays Marks or other Intellectual Property in accordance with the terms of this Agreement infringes or misappropriates the Intellectual Property rights of any third party;
(F)    the failure of Barclays to comply with Applicable Law in connection with the Program, unless such failure was as a result of any action taken or not taken by Gap in violation of its express obligations under this Agreement or in violation of written instructions of Barclays delivered to Gap in accordance with this Agreement; or
(G)    any actions or omissions by Gap taken or not taken at Barclays’ written request or written direction pursuant to this Agreement, to the extent that such losses arise out of Gap’s compliance with Barclays’ written request or written direction.
(ii)    Barclays shall indemnify, defend and hold harmless the Gap Indemnified Parties from and against any and all Losses arising out of a Security Incident involving Non-Public Personal Information in the control of Barclays, its Affiliates or their respective representatives or subcontractors, except to the extent that said Losses are caused by the gross negligence, recklessness or willful misconduct of the Gap Indemnified Parties.

(b)    Indemnification by Gap.
(i)    Gap shall indemnify, defend and hold harmless Barclays, its Affiliates, and their respective representatives (the “Barclays Indemnified Parties”) from and against any and all third-party claims or investigations brought against such Barclays Indemnified Parties and all related Losses, to the extent such third-party claims, investigations or Losses arise out of the following, except to the extent such third-party claims, investigations or Losses are caused by the gross negligence, recklessness or willful misconduct of the Barclays Indemnified Parties:
(A)    any gross negligence or willful misconduct of Gap, its Affiliates or their respective Representatives in the performance or non-performance of Gap’s obligations under this Agreement;
(B)    any inaccuracy or misrepresentation in any representation or warranty of Gap contained in this Agreement;
(C)    any breach or failure to perform by Gap of any of the terms, covenants or other provisions contained in this Agreement;
(D)    Gap’s failure to satisfy any of its obligations or liabilities to Cardholders in connection with the sale of Gap Goods and Services;
(E)    the failure of any Marketing Materials prepared by Gap to comply with Applicable Law relating to Gap or Gap Goods and Services;
(F)    the failure of Gap to comply with Applicable Law in connection with the Program, unless such failure was the result of any action taken or not taken by Gap at the written request or direction of Barclays;
(G)    any claim that Barclays’, its Affiliates’ or their respective sublicensees’ use of any Gap materials or Gap Intellectual Property (including Gap Marks) under this Agreement in accordance with the terms of this Agreement infringes or misappropriates the Intellectual Property rights of any third party;
(H)    any claim related to Gap’s operation of the Gap Loyalty Program;
(I)    any actions or omissions by Barclays taken or not taken at Gap’s written request or written direction pursuant to this Agreement, to the extent that such losses arise out of Barclays’ compliance with Gap’s written request or written direction;
(J)    Gap Inserts (except to the extent of an allegation that such Inserts failed to comply with Applicable Banking Law); or
(K)    the [***], to the extent the [***] is provided through an issuer other than Barclays.
(ii)    Gap shall indemnify, defend and hold harmless the Barclays Indemnified Parties from and against any and all Losses arising out of a Security Incident involving Non-Public Personal Information in the control of Gap, its Affiliates or their respective representatives or subcontractors, except to the extent that such Losses are caused by the gross negligence, recklessness or willful misconduct of the Barclays Indemnified Parties.
11.2    Notice of Indemnification Claim. In connection with any claim or action described in this Section 11.2, the Party seeking to be indemnified (“Indemnified Party”): (a) will give, subject to any restrictions under Applicable Law, the other Party (“Indemnifying Party”) prompt written notice of a third-party claim, including, if possible, the amount or estimate of the amount of liability arising from it and a copy of any documentation it has received setting forth the basis of the claim, (b) will cooperate with the Indemnifying Party (at the Indemnifying Party’s expense) in connection with the defense and settlement of the claim (other than with respect to indemnities involving Intellectual Property in which case the Party that owns the Intellectual Property subject to such claim shall have the right to control the defense of such claim), and (c) will permit the Indemnifying Party to control the defense and settlement of the claim; provided that the Indemnifying Party may not settle the claim without the prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) of the Indemnified Party. Further, the Indemnified Party may, at its expense, participate in the defense and settlement of the claim. Notwithstanding the foregoing, upon prior written notice to the Indemnified Party, the Indemnifying Party shall have the right to compromise and settle any third-party claim without the prior written consent of the Indemnified Party if the Indemnifying Party (x) obtains a complete, unconditional, irrevocable release of the Indemnified Party with respect to such claim; (y) includes within the settlement agreement or release a statement to the effect that the Indemnified Party admits no liability or wrongdoing; and (z) does not agree to a settlement which provides for any non-monetary relief.
11.3    Right to Control Defense. Following written notice under Section 11.2: (a) where a third-party claim relates to the Indemnified Party’s Intellectual Property or Confidential Information, then the Indemnified Party shall have the right to assume control of and defend any claim of which it has received written notice pursuant to Section 11.2 at its expense and in the name of the Indemnifying Party by giving written notice of its assumption of defense; and (b) where a Governmental Authority is investigating the Barclays Indemnified Party’s performance in connection with the Agreement, then Barclays shall have the right to assume control of and defend any claim of which it has received written notice pursuant to Section 11.2 at its expense and in the name of the Indemnifying Party by giving written notice of its assumption of defense.
11.4    Cooperation. In connection with any third-party claim under this Section 11, each Party shall reasonably cooperate and regularly communicate with the other Party in good faith to coordinate the defense of any such action, recognizing that ultimate decision making rests with the Indemnifying Party, except as provided in Section 11.3. Without limiting the foregoing, the Indemnified Party shall make available to the Indemnifying Party or its Representatives, on a timely basis, all documents, records and other materials in the possession, control or power of the Indemnified Party, which are reasonably required in defending any third-party claim. Any information, documents, records and other materials provided in connection with defending a third-party claim shall be used solely for the defense of that claim and the Parties shall cooperate to seek further protections, including those of confidentiality pursuant to Article VII, as may be appropriate.
11.5    See also Schedule 11.5.
11.6    NO WARRANTIES. EXCEPT AS PROVIDED HEREIN, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THE SERVICES OR PRODUCTS SOLD OR PROVIDED BY A PARTY PURSUANT TO THIS AGREEMENT.

11.7    Liquidated Damages. See Schedule 11.7.
ARTICLE XII.
TERM AND TERMINATION
12.1    Term and Expiration. This Agreement shall be effective as of the Effective Date and shall continue through the Initial Term and any Renewal Term and shall expire on the last day of the Initial Term or any Renewal Term, as applicable, unless sooner terminated as provided herein.
12.2    Initial Program Period Renewal. This Agreement shall automatically enter into a Renewal Term upon the conclusion of the Initial Term and each prior Renewal Term, unless one Party gives written notice of non-renewal to the other Party at least one year prior to the end of the Initial Term or any Renewal Term, as applicable.
12.3    Termination By Barclays. Barclays may terminate this Agreement immediately by providing written notice to Gap if any of the following events occur:
(a)    If (i) Barclays provides written notice to Gap that contains reasonable detail concerning Gap’s breach any of any material covenants or material representations contained in this Agreement, and (ii) such material breach remains materially uncured for 30 days from the date Gap received such written notice;
(b)    If Gap or a direct or indirect holding company of Gap: (i) shall become subject to voluntary or involuntary bankruptcy, insolvency, receivership, conservatorship or like proceedings pursuant to Applicable Law; (ii) ceases to conduct its normal and customary business operations; or (iii) shall make a general assignment for the benefit of its creditors;
(c)    As provided in Section (c) of Schedule 2.5.
(d)    As provided under Section 3 of Schedule 12.5;
(e)    As provided under Section 13.13 (“Force Majeure”);
12.4    Termination By Gap. Gap may terminate this Agreement immediately by providing written notice to Barclays if any of the following such events occur:
(a)    If (i) Gap provides written notice to Barclays that contains reasonable detail concerning Barclays’ breach any of any material covenants or material representations contained in this Agreement, and (ii) such material breach remains materially uncured for 30 days from the date Barclays received such written notice;
(b)    If Barclays or a direct or indirect holding company of Barclays: (i) shall become subject to voluntary or involuntary bankruptcy, insolvency, receivership, conservatorship or like proceedings pursuant to Applicable Law; (ii) ceases to conduct its normal and customary business operations; (iii) shall make a general assignment for the benefit of its creditors; or (iv) fails to be at least “adequately capitalized” as that term is defined in Applicable Law relating to financial institution capitalization ratios;
(c)    As provided in Section (c) of Schedule 2.5(a).
(d)    As provided in Section (f) of Schedule 5.6;

(e)    As provided under Schedule 5.15 (“Service Levels”);
(f)    As provided under Section 3 of Schedule 12.5;
(g)    As provided under Section 13.13 (“Force Majeure”); or
12.5    See also Schedule 12.5.
12.6    Effect of Termination. See Schedule 12.6.
12.7    Program Assets Purchase Right. See Schedule 12.7.
ARTICLE XIII.
MISCELLANEOUS
13.1    Entire Agreement. Each Party hereto has read this Agreement, understands it and agrees to be bound by its terms and conditions. This Agreement supersedes all prior verbal or written agreements between the Parties, and now constitutes the complete and exclusive statement of the terms and conditions between the Parties covering the performance hereof, and it cannot be altered, amended or modified except in a writing executed by a duly authorized representative of each Party.
13.2    No Waiver. No waiver of the provisions hereto shall be effective unless in writing and shall not be deemed to be a continuing waiver unless expressly so stated in writing. No failure or delay on the part of either Party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.
13.3    Severability. If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect.
13.4    Counterparts. This Agreement may be signed in one or more counterparts, all of which shall be taken together as one agreement. The table of contents and various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.
13.5    Incorporation by Reference. Each exhibit and schedule referred to herein is hereby expressly incorporated herein in its entirety and made a part of this Agreement. All defined terms under this Agreement shall have the same meaning in the exhibits and schedules and all defined terms under the exhibits and schedules shall have the same meaning in the Agreement unless separately defined in each location.
13.6    Drafting. This Agreement is the joint product of Gap and Barclays and each provision hereof has been subject to mutual consultation, negotiation and agreement of Gap and Barclays; therefore, to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any Party based on the fact that either Party controlled the drafting of the document.
13.7    Public Announcements.
(a)    Neither Party shall make, or cause to be made, any press release or public announcement in respect of the Program or this Agreement or the transactions contemplated hereby, or otherwise communicate with any news media regarding the Program or this Agreement, without the prior consent of the other Party. The Parties shall mutually agree on the timing and contents of any such press release or public announcement. Prior to issuing any press releases or making any public announcements concerning this Agreement or the transactions specified herein, the Parties shall consult and mutually agree as to the substance and timing of such releases and announcements; provided, however, nothing in this Agreement shall prohibit marketing efforts by Gap or Barclays in the ordinary course.
(b)    Notwithstanding Section 13.7(a): (i) each Party and its Affiliates may name the other Party as a partner and describe the Program without disclosing any of the other Party’s Confidential Information, (ii) a Party shall not be required to obtain consent from the other Party with regard to (A) press releases and other announcements as may be required by Applicable Law or the applicable rules and regulations of any stock exchange (subject to requests of Governmental Authorities) and (B) publications prepared solely by and for employees of such Party, or its respective Affiliates, solely for distribution among employees of such Party and its respective Affiliates; and (ii) if the Parties consult regarding a response to a press inquiry received by either Party, but are not able to agree upon such response, Gap may respond if the inquiry relates to Gap’s business other than participation in the Program and Barclays may respond if the inquiry relates to Barclays’ business; provided, that in either case the Party responding shall do so in its reasonable discretion after due consideration to concerns raised by the other Party.
13.8    Assignment. Neither Party shall assign this Agreement or any of its respective rights hereunder without the prior written consent of the other Party, provided, however, that (a) either Party may assign this Agreement to an entity that merges with, or acquires all or substantially all of the assets of, such Party, (b) either Party may assign this Agreement to an Affiliate so long as (i) such assignee has both the financial and operational capability to reasonably perform or cause to be performed the obligations formerly performed by the assigning Party without material impairment to the Program, and (ii) the assignor remains liable to the other Party following the assignment, and (c) nothing in this Agreement shall restrict Gap from pledging its rights to receive payments from Barclays in connection with this Agreement so long as Gap remains obligated to perform under this Agreement.
13.9    Successors and Assigns. This Agreement and all obligations and rights arising hereunder shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, transferees and assigns.
13.10    Subcontractors. To the extent that a Party delegates the performance of obligations to a service provider engaged by such Party, such Party shall ensure that such service provider is reputable and possesses relevant industry experience and is otherwise capable of performing such obligations. Such delegating Party shall be responsible for the functions performed by any third party it has engaged to the same extent such Party would be responsible if such Party had performed such functions itself. Any subcontractor or service provider with access to Cardholder Non-Public Personal Information that Gap proposes to use to perform any of its material obligations under this Agreement shall be subject to Barclays policies for evaluating and approving the use of service providers.
13.11    Notices. All written notices pursuant hereto to either Party shall be addressed or delivered to it at its address shown below, or at such other address as may be designated by it by notice to the other Party, and shall be deemed given when delivered by hand, or two Business Days after being mailed (with postage prepaid) or when received by receipted courier service:

If to Barclays:	If to Gap:
Attn:     Bill Crabtree
Managing Director Retail Partnerships
Barclays Bank Delaware
125 S. West Street
Wilmington, DE 19801

With a Copy to:

Attn:     General Counsel
Barclays Bank Delaware
125 S. West Street
Wilmington, DE 19801

Attn: Chris Samway
SVP & General Manager
Loyalty & Payments
The Gap, Inc.
2 Folsom Street
San Francisco, CA 94105

With a copy to:

Attn: Global General Counsel
Corporate Law Department
The Gap, Inc.
2 Folsom Street
San Francisco, CA 94105

With a copy to:
Trevor Salter
Morrison & Foerster LLP
2100 L ST, NW, Suite 900
Washington, DC 20037

13.12    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the United States with regarding to the conflicts of law principles thereof. Any action by Barclays against Gap, other than a counterclaim in an action first brought by Gap, must be made in, and each Party consents to the jurisdiction and venue of, the state and federal courts located in San Francisco, California. Any action by Gap against Barclays, other than a counterclaim in an action first brought by Barclays, must be made in, and each Party consents to the jurisdiction and venue of, the state and federal courts located in Wilmington, Delaware.
13.13    Force Majeure. Neither Party will be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances outside of its reasonable control, including acts of God, pandemic or epidemic, flood, criminal acts, fire, riot, computer viruses or hackers, accident, strikes, embargo, sabotage, terrorism, and government action (including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement). In the event a Party is unable to perform substantially for any of the reasons described in this Section 13.13, it will notify the other Party promptly of its inability so to perform, and if the inability continues for at least [***] consecutive days (or [***] days in the cases of Purchase authorizations or processing of Applications), the Party so notified may then terminate this Agreement forthwith. This provision shall not, however, release the Party unable to perform from using its best efforts to avoid or remove such circumstance and such Party unable to perform shall continue performance hereunder with the utmost dispatch whenever such causes are removed.
13.14    Taxes. Each Party shall be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on the other Party’s income which shall be borne by the other Party), imposed by the United States, any state or local government, or other taxing authority, on all goods or services provided to the other Party. The Parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the Parties shall provide each other with any relevant tax information as reasonably requested

(including resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments).
13.15    Survival of Obligations, Rights and Remedies. Any provision that is intended by its nature to survive the termination of this Agreement or the expiration of the Term shall survive, including the provisions set forth in Article I (Definitions), Article VII (Information Use and Security), Sections 8.1 through 8.3 (but only to perform obligations or exercise rights applicable during the Wind-Down Period), Section 8.4(a), (c) (Ownership of Accounts), Section 3 of [***], Article XI (Indemnification and Limitation of Liability), Sections 12.5 through 12.7, and Article XIII (Miscellaneous) of this Agreement. In addition, all rights or obligations of either Party that may have arisen or accrued prior to termination of this Agreement or expiration of the Term shall survive such termination or expiration.
13.16    Independent Contractor. In performing their responsibilities pursuant to this Agreement, the Parties are in the position of independent contractors. Nothing in this Agreement will be construed as creating a joint venture, partnership or employment relationship between Gap and Barclays. Neither Party will have the right, power or implied authority to create any obligation or duty on behalf of the other Party, unless pursuant to a separate written agreement between the Parties.
13.17    Specific Performance. The Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement or the failure of a Party to perform any of its material obligations hereunder, and that, in addition to all other remedies, each Party shall be entitled to seek specific performance and to seek injunctive or other equitable relief as a remedy for any such breach or failure to perform its material obligations hereunder.
13.18    Further Assurances. Gap and Barclays agree to produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other Party may reasonably request in order to give evidence to the consummation of the transactions specified herein.
13.19    Third Parties. Except for the Gap Indemnified Parties and the Barclays Indemnified Parties with respect to indemnity claims pursuant to Article XI, the Parties do not intend: (a) the benefits of this Agreement to inure to any third party; or (b) any rights, claims or causes of action against a Party to be created in favor of any Person or entity other than the other Party.
13.20    Credit Reporting Agency. Notwithstanding any other provision of this Agreement, neither Party nor any of its Affiliates shall be required hereunder to engage in any action or omission that would cause it to become a “consumer reporting agency” under the federal Fair Credit Reporting Act or similar law as amended from time to time. To the best of the Parties’ understanding as of the Effective Date, the foregoing does not prohibit compliance with Section (c) of Schedule 2.4 as of the Effective Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in manner and form sufficient to bind them as of the Effective Date.

The Gap, Inc.

By: /s/ John F Strain
Printed Name: John F Strain
Title: Executive Vice President

Old Navy, LLC

By: /s/ John F Strain
Printed Name: John F Strain
Title: Executive Vice President

Banana Republic, LLC

By: /s/ John F Strain
Printed Name: John F Strain
Title: Executive Vice President

Athleta LLC

By: /s/ John F Strain
Printed Name: John F Strain
Title: Executive Vice President

[Signature page 1 to Credit Card Program Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in manner and form sufficient to bind them as of the Effective Date.

Barclays Bank Delaware

By: /s/ Bill Crabtree
Printed Name: Bill Crabtree
Title: Managing Director, Retail Partnership
[Signature page 2 to Credit Card Program Agreement]

List of Omitted Schedules

Schedule	Name of Schedule
1.1(a)	Comparable Retailer Programs as of the Effective Date
1.1(b)	Similarly Situated Portfolios as of the Effective Date
2.1(c)	Customer Service
2.2(a)	Program Card Products and Program Value Propositions as of the Effective Date
2.2(c)	Additional Terms Relating to Program Cards and the Program Value Proposition
2.3(a)	Product Innovations
2.3(b)	Additional Terms Relating to Product Innovations
2.4	Program Exclusivity
2.5(a)	Additional Terms Relating to the Conversion of the Back Book Assets
2.5(b)	Back Book Conversion Milestones
2.6	Extraordinary Costs
3.2	Additional Terms Relating to Marketing
3.3	Additional Terms Relating to Barclays Marketing Obligations
3.4	Additional Terms Relating to Marketing Fund and Usage
4.1	Operation of the Gap Loyalty Program
5.4	Cardholder Terms
5.4(c)	Additional Terms Relating to Cardholder Terms
5.6	Approval Rates and Risk Management
5.6(b)	Approval Rates
5.15	Service Levels
5.24	Program Card Reissuance
6.3	Barclays Personnel to Support the Program
6.5	Compliance Responsibilities
6.6	Barclays Provided Reports
7.3	Program Information and Gap Customer Data
7.3(b)(iii)	Program Privacy Policy
7.3(b)(v)	Program Information Sharing
7.4	Privacy and Data Security Policies
8.1	Licensed Gap Marks
8.2	Licensed Barclays Marks
9	Financial Terms
9.1	Additional Financial Terms
Exhibit A	Gain Share Statement
Exhibit B	Examples of Gain Share Payment Calculation
10.3	Additional Representations and Warranties
11.5	Limitation of Liability
11.7	Liquidated Damages
12.5	Additional Termination Rights
12.6	Effective of Termination

12.7	Program Assets Purchase Right
12.7(a)	Form of Confidentiality Agreement
12.7(b)(i)	Key Portfolio Data
12.7(b)(ii)	Account-Level Data
12.7(e)	Determination of Purchase Price for Co-Branded Accounts
12.7(f)	Designated Retailers

The registrant will provide a copy of any omitted schedule to the Securities and Exchange Commission or its staff upon request.